Company Contact: Kevin Scull Wayside Technology Group, Inc. Vice President and Chief Accounting Officer (732) 389-0932 kevin.scull@waysidetechnology.com

WAYSIDE TECHNOLOGY GROUP, INC. REPORTS 2007 FOURTH QUARTER RESULTS
AND DECLARES QUARTERLY DIVIDEND

SHREWSBURY, NJ, January 31, 2008 - Wayside Technology Group, Inc. (NASDAQ: WSTG) today reported financial results for the fourth quarter ended December 31, 2007. The results will be discussed in a conference call to be held on Friday, February 1, 2008 at 10:00 AM Eastern time. The dial-in telephone number is (866) 814-8483 and the pass code is "WSTG".

This conference call will be available via live webcast - in listen-mode only - at www.earnings.com. A replay will be available on our website at www.waysidetechnology.com.

Net income for 2007 was $3.7 million versus $3.3 million for 2006, an increase of 13%. Cash and cash equivalents as per December 31, 2007 were $23.9 million versus $20.9 million in 2006, an increase of $3 million or 14%. Cash and cash equivalents amounted to 98% of equity as per December 31, 2007. Total dividends paid in 2007 amounted to $2.7 million. Net cash provided by operating activities amounted to $5.2 million.

Total net sales for the fourth quarter of 2007 decreased 17% or $9.7 million to $47.1 million compared to $56.8 million for the same period in 2006. Sales for the fourth quarter of 2007 for our Lifeboat segment were $34.5 million compared to $45.1 million in the fourth quarter of 2006, representing a 24% decrease. Sales for the fourth quarter of 2007 for our Programmer's Paradise segment were $12.6 million compared to $11.8 million in the fourth quarter of 2006, representing a 7% increase. On a sequential basis, sales for our Lifeboat and Programmer's Paradise segment increased by 12% and 14%, respectively, as compared to the third quarter of 2007. Gross profit margin, as a percentage of net sales, for the quarter ending December 31, 2007 was 9.2% compared to 8.2% in the fourth quarter of 2006.

"New VMware distributors continued with ultra low pricing strategies," said Simon F. Nynens, chairman and chief executive officer. "As a result our VMware labeled sales declined $15.2 million versus the fourth quarter of 2006. We are pleased to report that our strategy to add new publishers as well as expanding our current relationships with software publishers is working very well. Excluding VMware, sales increased by $5.4 million or 20%."

On January 30, 2008, the Board of Directors declared a quarterly dividend of $.15 per share of its common stock payable February 20, 2008 to shareholders of record on February 7, 2008.

Total gross profit for the quarter ended December 31, 2007 was $4.3 million compared to $4.7 million in the fourth quarter of 2006, an 8% decrease. Gross profit for our Programmer's Paradise segment for the quarter ended December 31, 2007 was $1.5 million compared to $1.6 million in the fourth quarter of 2006, representing a 9% decrease. Gross profit for our Lifeboat segment for the quarter ended December 31, 2007 was $2.8 million compared to $3.1 million in the fourth quarter of 2006, representing an 8% decrease.

Total selling, general, and administrative ("SG&A") expenses for the fourth quarter of 2007 were $3.1 million compared to $3.2 million in the fourth quarter of 2006.

Net income for the fourth quarter of 2007 amounted to $931,000 or 2.0% of net sales as compared to $1,037,000 or 1.8% for the same period in 2006.

About Wayside Technology Group, Inc.

Wayside Technology Group, Inc. (NASDAQ: WSTG) was founded in 1982 and is a unified and integrated technology company providing products and solutions for corporate resellers, VARs, and developers, as well as business, government and educational entities. The company offers technology products from software publishers and manufacturers such as Microsoft, CA, IBM, VMware, Borland, Quest Software, Compuware, Infragistics, ComponentOne, Macrovision, and Adobe.

Additional information can be found by visiting www.waysidetechnology.com.

The statements in this release concerning the Company's future prospects are forward-looking statements that involve certain risks and uncertainties. Such risks and uncertainties include the continued acceptance of the Company's distribution channel by vendors and customers, the timely availability and acceptance of new products, and contribution of key vendor relationships and support programs. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in our filings with the Securities and Exchange Commission.

- Tables Follow -

WAYSIDE TECHNOLOGY GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share amounts)

	December 31,	December 31,
	2007	2006

ASSETS
Current assets
Cash and cash equivalents	$14,241	$13,832
Marketable securities	9,641	7,032
Accounts receivable, net	24,824	28,045
Inventory - finished goods	1,116	1,265
Prepaid expenses and other current assets	927	607
Deferred income taxes	830	1,632
Total current assets	51,579	52,413

Equipment and leasehold improvements, net	619	488
Other assets	3,469	2,927
Deferred income taxes	1,086	1,453

Total assets	$56,753	$57,281

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
Accounts payable and accrued expenses	$32,100	$35,304
Dividend payable		638
Total current liabilities	32,100	35,942

Other liabilities	161	41
Total liabilities	32,261	35,983

Commitments and contingencies

Stockholders' equity
Common stock, $.01 par value; authorized, 10,000,000	53	53
shares; issued 5,284,500 shares
Additional paid-in capital	28,860	29,252
Treasury stock, at cost, 576,002 shares and 687,879	(2,283)	(1,905)
shares, respectively
Accumulated deficit	(2,599)	(6,302)
Accumulated other comprehensive income	461	200
Total stockholders' equity	24,492	21,298
Total liabilities and stockholders' equity	$56,753	$57,281

WAYSIDE TECHNOLOGY GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE
INCOME
(Unaudited)
(In thousands, except per share data)
Year ended December 31,	Three months ended December 31,

	2007	2006	2007	2006

Net Sales	$179,865	$182,319	$47,112	$56,840

Cost of sales	162,630	165,350	42,795	52,154

Gross profit	17,235	16,969	4,317	4,686

Selling, general and administrative expenses	12,081	12,163	3,083	3,164

Income from operations	5,154	4,806	1,234	1,522

Interest income, net	989	738	240	237

Realized foreign exchange gain	2	3	1	1

Income before income tax provision	6,145	5,547	1,475	1,760

Provision for income taxes	2,442	2,279	544	723

Net income	$3,703	$3,268	$931	$1,037

Net income per common share - Basic	$0.84	$0.78	$0.21	$0.24

Net income per common share - Diluted	$0.80	$0.72	$0.20	$0.22

Weighted average common shares outstanding - Basic	4,406	4,191	4,437	4,278

Weighted average common shares outstanding - Diluted	4,656	4,521	4,585	4,613

Reconciliation to comprehensive income:

Net income	$3,703	$3,268	$931	$1,037

Other comprehensive income, net of tax:

Unrealized gain on marketable securities	8	10	4	(11)

Foreign currency translation adjustments	253	3	14	(71)

Total comprehensive income	$3,964	$3,281	$949	$955